Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Golden Queen Mining Co. Ltd.

Vancouver, Canada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-102112, No. 333-164950 and No. 333-191478) and Form S-3 (No. 333-198285 and No. 333-211141) of Golden Queen Mining Co. Ltd., of our report dated March 30, 2016, relating to the consolidated financial statements of Golden Queen Mining Co. Ltd., which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO CANADA LLP

Chartered Professional Accountants

Vancouver, Canada

March 15, 2017